EXHIBIT 16.1

October 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

   Re: Plymouth Rubber Company, Inc.

We have read the statements made by Plymouth Rubber Company, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8K, as part of Plymouth Rubber Company, Inc.'s current report on Form 8-K dated October 14, 2004 (copy attached). We agree with the statements concerning our firm in such Report.


Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts